UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2022

VISTRA CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38086	36-4833255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(214) 812-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	VST	New York Stock Exchange
Warrants	VST.WS.A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 10, 2022, Vistra Operations Company LLC (“Vistra Operations” or the “Issuer”), an indirect, wholly owned subsidiary of Vistra Corp. (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) by and among the Issuer, certain subsidiaries of the Issuer that are guarantors under the Credit Agreement (as defined below) (together with such other subsidiaries that become guarantors from time to time, the “Subsidiary Guarantors”), and Citigroup Global Markets Inc. as representative of the several initial purchasers named in Schedule I thereto (the “Initial Purchasers”). The Purchase Agreement provides for the offer and sale (the “Offering”) by the Issuer, and the purchase by the Initial Purchasers, of $400 million aggregate principal amount of the Issuer’s 4.875% Senior Secured Notes due 2024 (the “2024 Notes”) and $1.1 billion aggregate principal amount of the Issuer’s 5.125% Senior Secured Notes due 2025 (the “2025 Notes” and, together with the 2024 Notes, the “Secured Notes”). The Secured Notes will be senior, secured obligations of the Issuer and will be fully and unconditionally guaranteed by the Subsidiary Guarantors.

The Offering closed on May 13, 2022, following the satisfaction of customary closing conditions. The sale of the Secured Notes was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Secured Notes were sold on a private placement basis to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The Purchase Agreement contains customary representations, warranties, covenants and agreements by Vistra Operations, the Subsidiary Guarantors and the Initial Purchasers, including indemnification for certain liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing is only a brief description of the material terms of the Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. Such description is qualified in its entirety by reference to the Purchase Agreement, which is attached to this Current Report on Form 8-K (the “Current Report”) as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

The Issuer received net proceeds from the sale of the Secured Notes of approximately $1.485 billion after deducting fees and expenses, including the Initial Purchasers’ discounts and commissions. The Company is using the net proceeds, together with cash on hand, (i) to post collateral as may be required in connection with the Company’s comprehensive hedging strategy, and (ii) for general corporate purposes.

Additionally, certain affiliates of the Initial Purchasers are lenders under the Credit Agreement and other credit facilities of the Issuer, and will receive a portion of the net proceeds from the Offering to the extent such proceeds are used to repay borrowings under the Credit Agreement or such credit facilities. Further, the Initial Purchasers and their affiliates have performed commercial banking, investment banking and advisory services for the Company and the Issuer from time to time for which they have received customary fees and reimbursement of expenses. The Initial Purchasers or their affiliates may, from time to time, engage in transactions with and perform services for the Company and the Issuer in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The Secured Notes were issued under an indenture (the “Base Indenture”), dated as of June 11, 2019, by and between the Issuer and Wilmington Trust, National Association (the “Trustee”), as trustee, as supplemented by that certain Eleventh Supplemental Indenture, dated as of May 13, 2022, by and among the Issuer, the Subsidiary Guarantors and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture and such other supplemental indentures entered into from time to time, the “Indenture”).

The Indenture provides for the full and unconditional guarantee by the Subsidiary Guarantors of the punctual payment of the principal of, premium, if any, interest on and all other amounts due under the Secured Notes and the Indenture (the “Guarantees”). The Indenture further provides that the Secured Notes will be secured by a first-priority security interest in the same collateral that is pledged for the benefit of the lenders under that certain credit agreement, dated as of October 3, 2016, by and among Vistra Intermediate Company LLC, the Issuer, the lenders party thereto, the letter of credit issuers party thereto, the administrative agent and collateral agent, and the other parties named therein (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), which consists of a substantial portion of the property, assets and rights owned by the Issuer and the Subsidiary Guarantors, as well as the stock of the Issuer. The collateral securing the Secured Notes will be released if the Issuer’s senior, unsecured long-term debt securities obtain an investment grade rating from two out of the three rating agencies, subject to reversion if such rating agencies withdraw the investment grade rating of the Issuer’s senior, unsecured long-term debt securities or downgrade such rating below investment grade.

Interest on the 2024 Notes and the 2025 Notes will accrue from May 13, 2022, at a rate of 4.875% per annum and 5.125% per annum, respectively. Interest on the Secured Notes will be payable by the Issuer on May 13 and November 13 of each year, beginning on November 13, 2022. The 2024 Notes and the 2025 Notes will mature on May 13, 2024 and May 13, 2025, respectively.

Prior to May 13, 2023 (one year prior to their maturity), with respect to the 2024 Notes, or at any time prior to May 13, 2025, with respect to the 2025 Notes, the Issuer will have the option to redeem all or any portion of the 2024 Notes or the 2025 Notes, in each case, at a redemption price equal to 100% of the aggregate principal amount of the applicable Secured Notes being redeemed, plus a make-whole premium and accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after May 13, 2023, with respect to the 2024 Notes, the Issuer will have the option to redeem all or any portion of the 2024 Notes at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed together with accrued and unpaid interest, if any, to, but excluding the date of such redemption.

Upon (i) the occurrence of a change of control and (ii) a downgrade by one or more gradations, or the withdrawal, in either case, of the rating of the Secured Notes within 60 days after the change of control by at least two out of the three rating agencies, the Issuer will be required to make an offer to repurchase all or any portion of the outstanding Secured Notes at a price in cash equal to 101% of the aggregate principal amount of the Secured Notes repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date, subject to the rights of holders thereof on the relevant record date to receive interest due on the relevant interest payment date.

The Indenture contains certain covenants and restrictions, including, among others, restrictions on the ability of the Issuer and its subsidiaries, as applicable, to create certain liens, merge or consolidate with another entity, and sell all or substantially all of their assets.

The foregoing description of the Indenture and the Secured Notes does not purport to be complete and is qualified in its entirety by reference to the Supplemental Indenture (which supplements the Base Indenture) and the forms of Secured Notes, copies of which are filed as Exhibits 4.1, 4.2, 4.3, 4.4, and 4.5, to this Current Report and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report concerning the Company’s direct financial obligations under the Offering is incorporated by reference herein.

Item 8.01.	Other Events.

On May 10, 2022, the Company issued a press release announcing the launch of the Offering. A copy of this press release is furnished herewith as Exhibit 99.1. Also, on May 10, 2022, the Company issued a press release announcing the pricing of the Secured Notes to be issued and sold pursuant to the Offering. A copy of this press release is furnished herewith as Exhibit 99.2.

This Current Report does not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sale or purchase of securities described herein in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibits 99.1 and 99.2 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.

Exhibit No.	Description

4.1	Eleventh Supplemental Indenture, dated as of May 13, 2022, among Vistra Operations Company LLC, as Issuer, the Subsidiary Guarantors (as defined therein), and Wilmington Trust, National Association, as Trustee.

4.2	Form of Rule 144A Global Security for 4.875% Senior Note due 2024 (included in Exhibit 4.1).

4.3	Form of Regulation S Global Security for 4.875% Senior Note due 2024 (included in Exhibit 4.1).

4.4	Form of Rule 144A Global Security for 5.125% Senior Note due 2025 (included in Exhibit 4.1).

4.5	Form of Regulation S Global Security for 5.125% Senior Note due 2025 (included in Exhibit 4.1).

10.1	Purchase Agreement, dated May 10, 2022, by and among Vistra Operations Company LLC and Citigroup Global Markets Inc., on behalf of itself and the several Initial Purchasers named in Schedule I to the Purchase Agreement.

99.1	Press Release, dated May 10, 2022.

99.2	Press Release, dated May 10, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistra Corp.

Dated: May 16, 2022	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Senior Vice President and Treasurer